Exhibit 5.1

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

March 30, 2011

Rand Worldwide, Inc.

10715 Red Run Boulevard

Owings Mills, Maryland 21117

(410) 581-8080

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Rand Worldwide, Inc. (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to (i) 34,698,465 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), and (ii) an aggregate of 1,154,684 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Company’s Series D Convertible Preferred Stock and Series E Convertible Preferred Stock (the “Preferred Stock”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, the Preferred Stock and the Conversion Shares. We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. Assuming that the Conversion Shares are issued upon conversion of the Preferred Stock in accordance with the terms thereof and the Company has sufficient shares of its Common Stock available for issuance under its certificate of incorporation, the Conversion Shares will be duly authorized, validly issued and fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and such provisions of the Delaware Constitution.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP
Edwards Angell Palmer & Dodge LLP